AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2020, is among Aaron’s, Inc., a Georgia corporation (“Aaron’s”), Aaron’s Holdings Company, Inc., a Georgia corporation and a wholly owned subsidiary of Aaron’s (“HoldCo”), and Aaron’s Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of HoldCo (“Merger Sub”).
RECITALS
WHEREAS, the purpose of this Agreement and the transactions contemplated by this Agreement is to create a new holding company structure, and HoldCo and Merger Sub have been formed for the purpose of effecting this new holding company structure; and
WHEREAS, the respective Boards of Directors of Aaron’s, HoldCo and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its shareholders; and
WHEREAS, at the Effective Time (as defined herein), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, (a) Merger Sub will merge with and into Aaron’s in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”), with Aaron’s continuing as the surviving corporation (the “Merger”), (b) each outstanding share of common stock of Aaron’s (“Aaron’s Common Stock”) will be converted into one share of common stock of HoldCo (“HoldCo Common Stock”), and (c) each share of HoldCo Common Stock held by Aaron’s will be canceled; and
WHEREAS, on the first business day after the Effective Time, Aaron’s will convert to a Georgia limited liability company (the “Conversion”) in accordance with Sections 14-2-1109.1 and 14-11-212 of the Official Code of Georgia Annotated (the “O.C.G.A.”).
WHEREAS, HoldCo, in its capacity as the sole shareholder of Merger Sub, has adopted and approved this Agreement; and
WHEREAS, the completion of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Aaron’s Common Stock (the “Aaron’s Shareholder Approval”); and
WHEREAS, it is the intention of the parties hereto that the Merger, together with the Conversion, shall be a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
MERGER
SECTION 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the GBCC, Merger Sub shall be merged with and into Aaron’s at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Aaron’s shall continue as the surviving corporation (the “Surviving Corporation”), becoming a direct wholly owned subsidiary of HoldCo. On the first business day after the Effective Time, HoldCo shall cause the Conversion to be consummated in accordance with Sections 14-2-1109.1 and 14-11-212 of the O.C.G.A.

SECTION 1.2 Effective Time.
(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth under Section 4.1, Aaron’s and Merger Sub shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) with the Georgia Secretary of State pursuant to Section 14-2-1105 of the GBCC. The Merger shall become effective upon such filing (or at such later time as provided in the Certificate of Merger) in accordance with Section 14-2-1105 of the GBCC (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the GBCC, including Section 14-2-1106. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, Aaron’s and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities of Aaron’s and Merger Sub shall become the liabilities of the Surviving Corporation.
SECTION 1.3 Organizational Documents.
(a) Prior to or at the Effective Time, HoldCo shall cause to be filed with the Georgia Secretary of State the Articles of Incorporation of HoldCo in the form substantially set forth as Exhibit A hereto, and shall adopt the Bylaws of HoldCo in the form substantially set forth as Exhibit B hereto. The Articles of Incorporation and Bylaws of HoldCo shall be the Articles of Incorporation and Bylaws of HoldCo until thereafter amended either as provided therein or by the GBCC.
(b) At the Effective Time, the Articles of Incorporation and Bylaws of Aaron’s in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the GBCC.
SECTION 1.4 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of the Surviving Corporation shall be John W. Robinson, Steven A. Michaels and Robert W. Kamerschen and (ii) the officers of Aaron’s immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.5 Directors and Officers of HoldCo. The directors and officers of HoldCo immediately prior to the Effective Time shall continue as directors and officers of HoldCo from and after the Effective Time and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of HoldCo.
ARTICLE II
CONVERSION OF SECURITIES; STOCK CERTIFICATES
SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Aaron’s Common Stock, HoldCo Common Stock or the common stock of Merger Sub (“Merger Sub Common Stock”):
(a) Each share of Aaron’s Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of HoldCo Common Stock;
(b) Each share of HoldCo Common Stock issued, outstanding and held by Aaron’s immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and
(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into one validly issued, fully paid and nonassessable share of the Surviving Corporation.
SECTION 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Aaron’s Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of HoldCo Common Stock into which the shares of Aaron’s Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of HoldCo or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HoldCo or its transfer agent, be entitled to exercise any voting and other rights with respect to the shares of HoldCo Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Aaron’s Common Stock.
SECTION 2.3 Equity Awards; ESPP; Retirement Plan
(a) Each option to purchase or right to acquire or vest in Aaron’s Common Stock (each a “Aaron’s Stock Award”) issued under the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan and the Aaron’s Inc. Amended and Restated 2015 Equity and Incentive Award Plan, (collectively, the “Aaron’s Stock Plans”) or granted by Aaron’s outside of the Aaron’s Stock Plans that is outstanding and unexercised, unvested, unsettled, and/or not yet payable immediately prior to the Effective Time shall, as of such time, be assumed by HoldCo in such a manner that it is converted into an option to purchase or right to acquire or vest or be settled in, on otherwise the same terms and conditions as were applicable under the respective Aaron’s Stock Plans or the underlying equity award agreement (as expressly modified by this Section 2.3), that number of shares of HoldCo Common Stock equal to the number of shares of Aaron’s Common Stock subject to such Aaron’s Stock Award and, for stock options, an exercise price per share equal to the exercise price per share for such Aaron’s stock option immediately prior to the Effective Time. Any shares of Aaron’s Common Stock that remain available for issuance pursuant to the Aaron’s Stock Plans immediately prior to the Effective Time shall be assumed by HoldCo in such a manner that such shares are converted into that number of shares of HoldCo Common Stock equal to the number of such shares of Aaron’s Common Stock.
(b) From and after the Effective Time, each participant eligible to purchase a share of Aaron’s Common Stock under Aaron’s, Inc. Employee Stock Purchase Plan (the “ESPP”) shall be eligible to purchase one share of HoldCo Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESPP immediately prior to the Effective Time. Any shares of Aaron’s Common Stock that remain available for issuance pursuant to the ESPP immediately prior to the Effective Time shall be assumed by HoldCo in such a manner that such shares are converted into that number of shares of HoldCo Common Stock equal to the number of such shares of Aaron’s Common Stock.
(c) From and after the Effective Time, each share of Aaron’s Common Stock held under the Aaron’s, Inc. Employees Retirement Plan (the “Retirement Plan”) shall be assumed by HoldCo in such a manner that it is converted into a share of HoldCo Common Stock.
(d) Notwithstanding anything to the contrary in this Agreement, the assumption and conversion of Aaron’s Common Stock set forth in this Section 2.3 shall in all events occur in a manner satisfying the requirements of Sections 409A, 422 and 424 of the Code and the regulations issued thereunder and the provisions of the applicable plan.
ARTICLE III
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER
SECTION 3.1 Assumption of Certain Plans. HoldCo and Aaron’s hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement pursuant to which Aaron’s will assign to HoldCo as of the Effective Time, and HoldCo will, from and after the Effective Time, assume and agree to perform all obligations of Aaron’s pursuant to the Aaron’s Stock Plans, the ESPP, and the Retirement Plan (collectively, the “Registered Stock Plans”) and pursuant to the Aaron’s Inc. Deferred Compensation Plan.
SECTION 3.2 Post-Effective Amendments. It is the intent of the parties that HoldCo, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, HoldCo will file post-effective amendments to Aaron’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.
SECTION 3.3 Reservation of Shares. On or prior to the Effective Time, HoldCo will reserve sufficient shares of HoldCo Common Stock to provide for the issuance of HoldCo Common Stock to satisfy HoldCo’s obligations under Section 3.1.
ARTICLE IV
CONDITIONS TO MERGER
SECTION 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:
(a) The Aaron’s Shareholder Approval shall have been obtained at the annual meeting of the shareholders of Aaron’s.
(b) The shares of HoldCo Common Stock issuable in the Merger pursuant to Section 2.1 and such other shares to be reserved for issuance in connection with the Merger (including the assumption of the Registered Stock Plans) shall have been authorized for listing on The New York Stock Exchange.

(c) The registration statement on Form S-4 filed with the Securities and Exchange Commission by HoldCo in connection with the issuance of shares of HoldCo Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.
(d) Aaron’s shall have received an opinion from its legal counsel to the effect that (i) holders of Aaron’s Common Stock will not recognize any gain or loss on the exchange of such Aaron’s Common Stock for HoldCo Common Stock and (ii) the Merger, together with the Conversion, will qualify as a tax-free reorganization under the Code.

(e) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Aaron’s or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.
(f) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and third parties shall have been obtained or made, as applicable.
ARTICLE V
TERMINATION AND AMENDMENT
SECTION 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein may be deferred at any time prior to the Effective Time, whether before or after the Aaron’s Shareholder Approval, by either Aaron’s or HoldCo. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Aaron’s, HoldCo or Merger Sub by reason of this Agreement.
SECTION 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the Aaron’s Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders of Aaron’s in the Merger; (b) alters or changes any term of the Articles of Incorporation or Bylaws of HoldCo; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, individually or in the aggregate, would materially adversely affect the shareholders of Aaron’s. This Agreement may not be amended except after approval by the board of directors of Aaron’s and evidenced by an instrument in writing signed on behalf of each of the parties.
ARTICLE VI
GENERAL PROVISIONS
SECTION 6.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
SECTION 6.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 6.3 Further Assurances. From time to time, and when required by HoldCo, Aaron’s shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Aaron’s shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Aaron’s and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Aaron’s are authorized fully in the name and on behalf of Aaron’s or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
SECTION 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

SECTION 6.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AARON’S, INC.,
a Georgia corporation

By:	/s/ Steven A. Michaels
Name:	Steven A. Michaels
Title:	Chief Financial Officer and President of Strategic Operations

AARON’S HOLDINGS COMPANY, INC. a Georgia corporation

By:	/s/ Todd King
Name:	Todd King
Title:	Vice President and Assistant Secretary

AARON’S MERGER SUB, INC.,
a Georgia corporation

By:	/s/ Todd King
Name:	Todd King
Title:	Vice President and Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A
HoldCo Articles of Incorporation
See attached.

Exhibit B
HoldCo Bylaws
See attached.